EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITOR


To the Board of Directors and Stockholders of Championlyte Holdings, Inc. (formerly known as Championlyte Products, Inc.)

We hereby consent to the incorporation by reference, in this Registration Statement on Amendment No. 3 to Form SB-2 of Championlyte Holdings, Inc. (formerly known as Championlyte Products, Inc.), of our report dated March 20, 2003 relating to the financial statements of Championlyte Products, Inc. appearing in the Annual Report on Form 10-KSB/A of Championlyte Products, Inc. for each of the years ended December 31, 2002 and 2001 and to the use of our name as it appears under the caption "Experts".

                                       /s/ Radin Glass & Co., LLP
                                       Radin Glass & Co., LLP
                                       Certified Public Accountants


New York, New York
December 1, 2003